Exhibit 99.1

HPL TECHNOLOGIES, INC. REPORTS
FOURTH FISCAL QUARTER AND YEAR ENDED MARCH 31, 2003
FINANCIAL RESULTS

SAN JOSE, CA, May 15, 2003 — HPL Technologies, Inc. (HPLA.PK), a leading provider of yield optimization software solutions for the semiconductor and flat panel display industries, today announced financial results for the fourth quarter ended March 31, 2003.

Summary of Financial Results for the Fourth Fiscal Quarter and Year Ended March 31, 2003

HPL reported revenues of $3.6 million and a net loss of $34.5 million, or $1.12 per share for the three months ended March 31, 2003, compared with revenues of $2.1 million and a net loss of $4.4 million, or $0.16 per share for the three months ended March 31, 2002.  Included in the loss for the three months ended March 31, 2003 is a non-cash charge of $30.6 million related to the impairment of goodwill in the period.

HPL also reported revenues of $15.6 million and a net loss of $51.8 million, or $1.69 per share for the year ended March 31, 2003, compared with revenues of $4.5 million and a net loss of $14.9 million, or $0.62 per share for the year ended March 31, 2002.  Included in the loss for the year ended March 31, 2003 is a non-cash charge of $30.6 million related to the impairment of goodwill in the period.

At March 31, 2003, the Company had approximately $21.7 million in cash, cash equivalents and short-term investments.

About HPL

HPL is a leading provider of yield optimization software solutions that enable semiconductor and the flat panel display (“FPD”) industries to enhance the efficiency of their production process, which consists of design, fabrication and test. The Company’s products include a flexible software platform that allows its customers to accelerate the process in which they identify, measure and correct sources of failure in the production process. By accelerating this process, HPL enables its customers to recognize the higher levels of revenue and profitability that are typically associated with the early part of a new semiconductor and FPD product cycle and to improve product quality and production efficiency.

Except for statements of historical fact, the statements in this press release are forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, customer concentration, competition, risks associated with the acceptance of new products and product capabilities, the downturn in the semiconductor industry, the Company management, litigation that has been filed and the Company’s competitive position and potential. These factors and other risks inherent in our business are described in our Amended Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on November 8, 2002 and the Company’s most recent 10-Q report on file with the Securities and Exchange Commission. Actual results may vary materially. The Company undertakes no obligation to update forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

HPL Technologies, Inc., 2033 Gateway Place, Suite 400, San Jose, CA 95110\

Michael P. Scarpelli, Telephone: (408) 501-9281

HPL Technologies, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2003	2002	2003	2002

Revenues:
Software licenses	$440	$71	$5,281	$1,614
Consulting services, maintenance and other	3,142	2,035	10,311	2,899
Total revenues	3,582	2,106	15,592	4,513

Cost of revenues:
Software licenses	—	150	656	587
Consulting services, maintenance and other (1)	1,564	396	3,808	507
Total cost of revenues	1,564	546	4,464	1,094
Gross profit	2,018	1,560	11,128	3,419

Operating expenses:
Research and development (1)	1,928	2,126	10,515	6,118
Selling, general and administrative (1)	3,506	2,966	19,788	9,285
Goodwill impairment	30,570	—	30,570	—
Stock-based compensation	254	896	1,047	3,547
Amortization of intangible assets	332	232	1,494	294
Total operating expenses	36,590	6,220	63,414	19,244

Loss from operations	(34,572)	(4,660)	(52,286)	(15,825)
Interest income (expense) and other income, net	46	259	468	908
Net loss	$(34,526)	$(4,401)	$(51,818)	$(14,917)

Net loss per share— basic and diluted	$(1.12)	$(0.16)	$(1.69)	$(0.62)

Shares used in per share calculations— basic and diluted	30,784	28,437	30,645	24,038

(1)        Excludes the following stock-based compensation
charges:

Cost of revenues	$—	$7	$18	$39
Research and development	131	140	414	692
Selling, general and administrative	123	749	615	2,816
	$254	$896	$1,047	$3,547

HPL Technologies, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(unaudited)

	March 31, 2003	March 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$17,350	$32,798
Short-term investments	4,391	14,311
Accounts receivable, net	1,560	1,212
Unbilled accounts receivable	619	783
Prepaid expenses and other current assets	3,206	3,870
Total current assets	27,126	52,974
Property and equipment, net	2,316	3,147
Goodwill	27,704	42,040
Other intangible assets, net	2,508	2,701
Other assets	731	446
Total assets	$60,385	$101,308

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,342	$2,570
Accrued liabilities	6,754	5,755
Deferred revenue	3,667	7,893
Capital lease obligations-current portion	338	194
Convertible debenture	1,500	1,500
Total current liabilities	13,601	17,912
Capital lease obligations-net of current portion	130	280
Deferred revenue	108	—
Other liabilities	514	800
Total liabilities	14,353	18,992

Contingencies and Commitments
Stockholders’ equity:

Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued and outstanding at March 31, 2003 and March 31, 2002	—	—
Common stock, $0.001 par value; 75,000 shares authorized; 31,110 and 29,400 shares issued and outstanding at March 31, 2003 and March 31, 2002	31	29
Additional paid-in capital	124,590	112,369
Deferred stock-based compensation	(887)	(4,017)
Accumulated other comprehensive income (loss)	2	(179)
Accumulated deficit	(77,704)	(25,886)
Total stockholders’ equity	46,032	82,316
Total liabilities and stockholders’ equity	$60,385	$101,308